EXHIBIT 15.2

May 5, 2004

The Board of Directors

Education Management Corporation and Subsidiaries

We are aware of the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-20057, 333-20073, 333-31398, 333-76096, 333-76654, 333-85518, 333-106270, 333-106271, 333-110706) pertaining to Education Management Corporation and Subsidiaries’ Deferred Compensation Plan, Stock Incentive Plans, and Retirement Plan of our reports dated November 6, 2003, February 12, 2004, and May 5, 2004 relating to the unaudited condensed consolidated interim financial statements of Education Management Corporation that are included in its Forms 10-Q for the quarters ended September 30, 2003, December 31, 2003, and March 31, 2004.

/s/ Ernst & Young LLP